UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2017

Cognex Corportation
(Exact name of registrant as specified in charter)
Massachusetts	001-34218	04-2713778
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Vision Drive, Natick, Massachusetts	01760-2059
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (508) 650-3000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	⃞

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

⃞

Item 2.02          Results of Operations and Financial Condition

On May 1, 2017, Cognex Corporation (the “Company”) issued a news release to report its financial results for the quarter ended April 2, 2017.  The release is furnished as Exhibit 99.1 hereto.  The information in Item 2.02 of this Current Report on Form 8-K, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of any general incorporation language in such filing.

Item 8.01          Other Events

On May 1, 2017, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.085 per share, payable on June 16, 2017 to all shareholders of record as of the close of business on June 2, 2017.  This dividend represents an increase of $0.01 per share, or 13%, over the $0.075 per share dividend paid in the prior quarter.

On May 1, 2017, the Company announced that its Board of Directors has authorized the purchase of up to $100 million of Cognex common stock in open market transactions.  This new authorization is in addition to the $100 million stock purchase program that was announced by the Company on November 2, 2015, of which approximately $39 million remains available as of the date of this Current Report on Form 8-K.  Purchases under the new authorization can commence once the Company completes the existing program, and will be subject to market conditions and other relevant factors.  The Company may suspend or discontinue the stock purchase program at any time.

Item 9.01          Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.        Description

99.1                    News release, dated May 1, 2017, by Cognex Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNEX CORPORATION

Dated:	May 1, 2017	By: /s/ John J. Curran
John J. Curran
Senior Vice President of Finance
and Chief Financial Officer